UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2010

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 21, 2010, Carlos Gutierrez notified Lighting Science Group Corporation, a Delaware corporation (the “Company”), of his resignation from the board of directors of the Company (the “Board”) effective January 3, 2011. Effective upon Mr. Gutierrez’s resignation, the Board appointed Leon Wagner to serve on the Board for the remainder of Mr. Gutierrez’s term or until his earlier resignation or removal. Mr. Wagner was also appointed to serve as the chairman of the Finance Committee of the Board.

Leon Wagner was a founding partner and Chairman of GoldenTree Asset Management, an alternative asset management firm specializing in leveraged loans, high yield bonds, distressed assets and equities in hedge, long only and structured funds. At the time of his retirement, GoldenTree managed in excess of $12 billion dollars in capital.

Prior to founding GoldenTree, Mr. Wagner was the co-head of the high yield sales and trading department at CIBC World Markets. He joined CIBC in 1995 when it acquired The Argosy Group, LP. Mr. Wagner directed public and private placement marketing and structuring for high yield issuance at both institutions. Mr. Wagner is also a distinguished philanthropist and the 2003 recipient of the Gustave L. Levy Award, presented by the UJA-Federation of New York, in recognition of service to the community. Mr. Wagner received his M.B.A. from the University of Chicago Graduate School of Business and a B.A. from Lafayette College.

As compensation for serving as a non-employee director in 2011, Mr. Wagner is entitled to the standard compensation provided to the Company’s non-employee directors: (i) 12,000 non-qualified options to purchase common stock of the Company, par value $0.001 per share (the “Common Stock”), with an exercise price equal to the greater of $3.30 or the fair market value of the Common Stock on the date of grant and which vest in equal quarterly installments on the first trading day immediately following the end of each fiscal quarter of 2011, subject to the Company’s Amended and Restated Equity-Based Compensation Plan and execution of the Company’s non-qualified stock option agreement; (ii) $120,000 paid in equal quarterly installments at the beginning of each fiscal quarter; and (iii) compensation through the Company’s “Rainmaker” program to the extent that he facilitates sales of the Company’s products to certain identified customers. Mr. Wagner is entitled to an additional $100,000 as the Chairman of the Finance Committee, paid in equal quarterly installments at the beginning of each fiscal quarter.

Mr. Wagner may elect to receive all or a portion of his cash compensation in shares of Common Stock by making an election in writing on or before January 3, 2011. Any payment in shares of Common Stock will be based on a price per share of Common Stock equal to $3.30, and such shares shall be issued at the beginning of the fiscal year ending December 31, 2011.

On December 21, 2010, the Board also terminated ab initio the Contractor Services Agreement (the “Services Agreement”) with Charles Darnell LLC (“Darnell LLC”), an entity owned by Charles Darnell, one of the Company’s directors. The Company has made no payments to Darnell LLC pursuant to the Services Agreement.

Section 7 – Regulation FD

Item 7.01        Regulation FD Disclosure.

On December 22, 2010, the Company issued a press release announcing Mr. Gutierrez’s resignation from, and Mr. Wagner’s appointment to, the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01        Financial Statements and Exhibits.

(d)	Exhibits.

The information in the Exhibit Index of this Current Report on Form 8-K is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: December 23, 2010	By:	/s/ ZACHARY S. GIBLER
	Name:	Zachary S. Gibler
	Title:	Chairman and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press release (furnished herewith pursuant to Item 7.01).